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                                                                   Exhibit 10.38

                         VALUE ADDED RESELLER AGREEMENT

THIS AGREEMENT is made by and between S-CUBED INTERNATIONAL CORPORATION ("LICENSOR"), P.O. Box 8163, Stamford, Connecticut 06905 and COMPUTRON SOFTWARE, INC. ("VAR"), 301 Route 17 North, Rutherford, New Jersey 07070.

                              W I T N E S S E T H:

         WHEREAS, VAR develops and licenses financial, workflow and data archival software ("Computron Software"); and

         WHEREAS, LICENSOR has developed and licenses certain report mining software (the "Software"), as more fully described in EXHIBIT A attached hereto and made a part hereof; and

         WHEREAS, the parties wish to provide for VAR's distribution and licensing of the Software, upon the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises set forth below and for other good and valuable consideration, the parties agree as follows:

I. LICENSE

1.1 LICENSOR hereby grants to VAR a non-transferable and non-exclusive (except to the extent otherwise provided in Paragraph 1.3 below) worldwide license for the reproduction, distribution, sublicense and demonstration of the Software, in object code form, either together with the Computron Software, or, in the case of iMergence, as a stand-alone product. VAR may, in its sole discretion, distribute, sublicense and demonstrate the Software to end users either directly or through its affiliates and/or authorized resellers.

1.2 LICENSOR hereby grants to VAR a non-transferable and non-exclusive worldwide license for VAR's own internal use, including without limitation, in connection with the development and testing of the Computron Software, of the Software, in object code form.

1.3 Concurrently with VAR's execution of this Agreement, VAR will give LICENSOR a written list of the existing end user licensees of the Computron Software on a global basis. LICENSOR agrees that neither LICENSOR, nor any other distributor or reseller of the Software appointed by LICENSOR, will license or attempt to license the Software to any end user on such list before December 31, 1999, and LICENSOR will ensure that any distributor, reseller or similar agreement entered into by LICENSOR with respect to the Software will contain provisions giving effect to this sentence. In addition, if, during the term of this Agreement, VAR gives LICENSOR written notice that VAR is attempting to license the Software to a potential customer therefor identified in such notice, then LICENSOR agrees that LICENSOR will not license or attempt to license the Software to such identified customer for a period of six (6) months following the date of VAR's notice unless LICENSOR, within five (5) days following the date of VAR's notice, provides VAR with evidence that said customer has already been in direct contact with LICENSOR


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regarding the potential licensing of the Software by that customer. For purposes of this paragraph, LICENSOR shall include Software Brewers Inc.

II. DISTRIBUTION AND SOURCE CODE

2.1 Upon execution of this Agreement, LICENSOR shall provide VAR with one (1) master copy of the object code of each of the Software, and of the user and administration documentation for each of the Software, which VAR shall use to make copies, at VAR's sole expense, for distribution and sublicensing to VAR's and its affiliates' customers. With respect to the documentation for the Software, VAR is permitted to change the name of the Software in such documentation and to accurately translate such documentation into languages other than English; any other change to the documentation will require LICENSOR's prior consent.

2.4 VAR acknowledges that VAR is receiving only the foregoing LIMITED LICENSE to the Software's object code and related documentation and that VAR shall obtain no title, ownership nor any other rights in or to the Software and related documentation, all of which title, ownership and rights shall remain with LICENSOR or LICENSOR's licensors. VAR acknowledges and agrees that the Software and the related documentation is a valuable, confidential and proprietary asset of LICENSOR or LICENSOR's licensors, and that VAR and VAR's employees and agents are required to protect the confidentiality of the Software. Without limiting the generality of the foregoing, VAR shall maintain all copies of the Software in a manner so that the Software files are not publicly readable and so that only those employees of VAR that need access to the Software shall be able to access it.

2.5 VAR and its affiliates shall only sub-license the Software pursuant to VAR's standard written license agreement signed by the end user. VAR and its affiliates will use their best efforts to cause their resellers to license the Software pursuant to a written license agreement, signed by the end user, that contains, at a minimum, the provisions set forth in EXHIBIT B attached hereto and made a part hereof. The parties agree that LICENSOR and LICENSOR's licensors shall be deemed to be third party beneficiaries of, but shall incur no liability under, such end user license agreements. VAR shall, in its sole and absolute discretion, determine, from time to time, VAR's own license fees for the Software. Nothing herein shall be deemed to limit VAR's freedom, in its sole and absolute discretion, to modify, replace or discontinue the Computron Software, or to license Computron Software without the Software. Nothing herein shall be deemed to require VAR to license any minimum quantities of the Software hereunder, and VAR shall not be obligated to pay to LICENSOR any fees other than the fees provided for herein with respect to copies of the Software actually sublicensed and distributed by VAR hereunder.

2.6 For each end user to which VAR or its affiliates sublicenses the Software hereunder, VAR will provide LICENSOR with the following information: (a) the name and address of the end user, (b) the number of servers licensed for the Software, (c) the name and phone number of the end user employee responsible for administering the license, and (d) the effective date of the license/maintenance contract. This information will be reported by VAR to LICENSOR together with the quarterly payments provided for in EXHIBIT C attached hereto and made a part hereof.


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2.7 LICENSOR shall not distribute any materials containing VAR proprietary information, except as VAR may approve in advance in writing. LICENSOR shall protect the confidentiality of confidential or proprietary information of VAR with which LICENSOR comes into contact, using the same standard of care that LICENSOR uses to protect its own confidential information of a similar nature, but in no event less than a reasonable standard of care. Without limiting the generality of the foregoing, LICENSOR agrees that, for a period of twenty-four
(24) months following the effective date of this Agreement, LICENSOR will not develop a Computer Output to Laser Disk (COLD) product competitive with Computron COOL software. During the remainder of the term of this Agreement following expiration of said twenty-four (24) month period, LICENSOR will give VAR prompt written notice of any decision by LICENSOR to develop, market and/or distribute a COLD product competitive with Computron COOL software.

2.8 VAR agrees that it shall not use the Software to develop its own business intelligence products competitive with the Software nor to promote VAR's relationships with competitors of LICENSOR.

2.9 (a) If, at any time during the term of this Agreement, or subsequent period during which VAR is continuing to purchase support pursuant to Paragraph 8.5 below, LICENSOR or its successor or assign shall at any time cease to actively be in the software business on a daily basis in the United States or shall at any time fail to provide to VAR, in a timely manner, any support services provided for in Paragraph 6.3 below, or if any of the events specified in Paragraph 8.3(b) below shall occur with respect to LICENSOR or its successor or assign, then, in addition to any other rights or remedies which VAR may have as a result thereof under this Agreement or otherwise, VAR shall have the right to obtain, and, upon VAR's written request therefor, LICENSOR or its successor or assign shall, within fifteen (15) days, deliver to VAR, a single copy of the then current version of the source code for the Software, together with a single copy of the documentation (including, without limitation, all technical notes, manuals, internal comments and annotations) associated therewith, which VAR agrees to hold in confidence and to use only in connection with the support and maintenance of the Software sublicensed to end users hereunder.

         (b) In order to protect the rights granted to VAR in Paragraph 2.9(a), LICENSOR agrees, promptly upon execution of this Agreement, to place the then current version of the material specified in said Paragraph 2.9(a), and any and all subsequent modifications thereto, into escrow with a reputable software escrow agent, reasonably acceptable to both parties. The escrow agreement shall provide for the release of the escrowed material upon LICENSOR's failure to directly provide such materials to VAR pursuant to Paragraph 2.9(a) above. The parties shall split equally the fees of the escrow agent.

III. LICENSE FEES

3.1 In consideration for the licenses to the Software granted hereunder, VAR agrees to pay LICENSOR the license fees set forth in EXHIBIT C, in US dollars. All license and support fees hereunder are exclusive of any applicable sales, use, property and other taxes and import or other duties, however designated or levied, which taxes and duties VAR shall pay separately to LICENSOR, unless VAR provides satisfactory evidence of tax exemption to LICENSOR. LICENSOR represents to VAR that the license fees payable by VAR under this Agreement are, and


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shall be, the most favorable license fees offered by LICENSOR to its other resellers of the Software. If, during the term of this Agreement, LICENSOR shall offer to license, or license, the Software to any other reseller on more favorable terms than that being offered to VAR hereunder, then LICENSOR shall make such more favorable terms available to VAR; provided that VAR agrees to the same special commitments, if any, which were agreed to by the other reseller in order to obtain such more favorable terms from LICENSOR.

3.2 The prices set forth in EXHIBIT C are based on discounts (35% in Column A and 50% in Column B of said Exhibit) off of LICENSOR's current published price list license fees for the Software. LICENSOR agrees that such discounts will not be reduced during the term of this Agreement without the written consent of VAR. However, in each January during the term of this Agreement, LICENSOR may revise its published price list license fees upon which said discounts are applied by giving VAR at least thirty (30) days prior written notice of such revisions (during such notice period the existing prices will remain in effect). However, such price change shall not take effect for an additional ninety (90) days following the otherwise effective date thereof only with respect to potential end users of the Software specifically identified in a written notice from VAR to LICENSOR (to be given by VAR no later than thirty (30) days following VAR's receipt of LICENSOR's price change notice) as being a potential end user for the Software to whom VAR made, on or before the date of VAR's notice, a definitive proposal to license the Software, which proposal was still being considered by the potential end user.

IV. LABELS AND INSIGNIA; PROPRIETARY RIGHTS

4. The trademarks "iMergence" and "iMiner" are the exclusive property of LICENSOR. VAR is hereby granted the right, but is not required, to use such LICENSOR trademarks when marketing the Software and the Computron Software, provided that VAR includes due acknowledgment that such trademarks are owned by LICENSOR. VAR is free to use other names of its own choosing for the Software products, including, without limitation, "COOL iMergence" and "COOL iMiner". Except as expressly provided above, neither party shall acquire any proprietary or other rights with respect to any trademarks, trade names, or other identifying symbols, insignia or designs of the other party pursuant to this Agreement.

V. WARRANTY; DISCLAIMER OF LIABILITY

5.1 LICENSOR warrants to the benefit of VAR, its affiliates and resellers and their end users that, for a period of six (6) months from the date the Software is delivered to VAR under Paragraphs 2.1 above or 6.3 below, the Software will perform substantially in accordance with LICENSOR's documentation for the Software. In the event that the Software fails to so perform, LICENSOR's sole and exclusive obligation shall be to remedy such non-conforming performance as expeditiously as possible. LICENSOR does not warrant that the operation of the Software will be uninterrupted or error free.

5.2 LICENSOR represents and warrants that; (i) the use of the Software as contemplated hereby by VAR, its affiliates and resellers and their end users will not infringe any patent, copyright, trade secret or other proprietary right of any third party; (ii) LICENSOR is not currently bound by any other agreements, restrictions or obligations, nor will LICENSOR


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assume any such obligations, which do, or in any way would, interfere or be inconsistent with this Agreement; and (iii) it has the corporate authority to enter into and fulfill this Agreement.

5.3 LICENSOR represents and warrants that the Software shall be able to accurately process date/time data (including, but not limited to, calculating, comparing, and sequencing) from, into, and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations to the extent that other information technology, used in combination with the Software, properly exchanges date/time data with it. In the event that the Software fails to so perform, LICENSOR's sole and exclusive obligation shall be to remedy such non-conforming performance as expeditiously as possible.

5.4 EXCEPT FOR THE WARRANTIES SPECIFICALLY SET FORTH IN PARAGRAPHS 5.1 THROUGH
5.3 ABOVE, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY NATURE WHATEVER, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXCLUDED AND DISCLAIMED BY LICENSOR.

5.5 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR OTHER DAMAGES OR LOSS OF REVENUES, LOSS OF INCOME, LOSS OF PROFITS OR OTHER FINANCIAL REMEDIES.

VI. MAINTENANCE AND SUPPORT

6.1 LICENSOR will supply to VAR's employees, at VAR's Rutherford facility, detailed training (the scope and duration of which shall be mutually agreed to by the parties) on the operation, installation and support of the Software as part of the start up of the transactions contemplated by this Agreement. LICENSOR shall not charge VAR an additional charge for this initial training.

6.2 The parties agree that VAR shall be solely responsible, at VAR's sole cost and expense, for providing to its end users of the Software all maintenance and technical support with respect thereto. LICENSOR shall refer all requests for assistance it receives from VAR's resellers or end users to VAR. As part of its support activities under this paragraph, VAR will log all calls and reported issues, use its best efforts to determine that the reported issues do not relate to the Computron Software, and assign a severity level to each issue VAR cannot resolve on its own.

6.3 In exchange for VAR's payment to LICENSOR of the annual support fees provided for in Paragraph 6.4 below, LICENSOR shall provide to VAR and its affiliates, but not their resellers or end users, the following support with respect to the Software as originally provided to VAR by LICENSOR, during the term of this Agreement:

         (a) Appropriate support (e.g., telephone, fax, e-mail or other, as agreed to by the parties) to address functional problem resolution with respect to the Software, in


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         accordance with VAR support policies and based on the severity level assigned to an issue by VAR under Paragraph 6.2 above;

         (b) "Bug-fixes" - LICENSOR shall remedy or repair, as soon as reasonably practicable, any failure of the Software to substantially conform to LICENSOR's then current published user documentation for the Software; provided, however, that VAR gives LICENSOR written notice of such alleged failure and LICENSOR is in good faith able to reproduce such failure; and

         (c) LICENSOR shall provide such enhancements and upgrades to the Software products as shall be mutually agreed to by the parties, including, without limitation, enhancements and upgrades necessary to keep the Software current with (a) newly issued versions of both server and client operating system software, (b) then current versions of development tools used to create the Software (e.g., Visual Basic), and
         (c) enhancements and upgrades that LICENSOR incorporates in the versions of the Software that LICENSOR distributes through its marketing channels independent of VAR. LICENSOR shall promptly deliver to VAR a master copy of the object code of each new version of the Software.

         (d) LICENSOR shall provide to VAR's employees, at VAR's Rutherford facility and at no charge to VAR, appropriate training on any enhancements and upgrades to the Software provided under Paragraph 6.3(c) above since the last such training session.

6.4 Whenever an end user purchases annual maintenance from VAR or its affiliate for the Software (either on an initial or a renewal basis), VAR will pay LICENSOR a support fee equal to 17% of the license fee payable by VAR to LICENSOR for the subject Software pursuant to Column A of EXHIBIT C (notwithstanding the fact that VAR may have actually paid the Column B price to LICENSOR), after applying the appropriate country multiplier provided for in EXHIBIT C, and as adjusted annually pursuant to Paragraph 3.2 above. VAR shall pay LICENSOR the support fees due hereunder on a quarterly basis, within thirty
(30) days following the end of each calendar quarter, based on annual maintenance policies for the Software purchased by end users from VAR or its affiliates (either on an initial or a renewal basis) during the immediately preceding calendar quarter. Such payments will be accompanied by a report showing how such fees were calculated. Late payments will incur a late fee of 1.5%/month. In the event that VAR or an affiliate is required to make a refund of maintenance fees for the Software previously paid by end users and rescind the subject maintenance agreement, upon which VAR had already paid LICENSOR a support fee hereunder, then such rescinded maintenance agreement shall be credited against current or future the Software maintenance agreements for which LICENSOR is entitled to receive payment of a support fee hereunder.

6.5 If it is determined, after good faith discussions, that either party hereto (the "Fixing Party") resolved a support issue that was in fact the responsibility of the other party (the "Responsible Party") to resolve under this Article VI, then the Fixing Party may invoice the Responsible Party, on a time and materials basis at the Fixing Party's then current standard rates, for such resolution, and the Responsible Party shall pay such invoice within thirty
(30) days after receipt thereof.


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VII. INDEMNIFICATION

7.1 In the event of a claim against VAR, its resellers or affiliates or their end users (i) for infringement for any reason of any patent, copyright or trademark, trade secret or other proprietary right by the Software, as delivered by LICENSOR to VAR hereunder; or (ii) for LICENSOR's negligence or willful misconduct in connection with its performance under this Agreement, LICENSOR shall promptly, and at its expense and option, either, as applicable (1) secure for VAR, its resellers or affiliates or their end users the right to continue marketing and/or using the infringing matter, or (2) replace or modify the infringing matter as to make it non-infringing (provided there is no loss of features or functionality) with VAR to promptly provide the non-infringing replacement to its resellers, affiliates and end users, provided, however, that if commercially reasonable efforts to achieve the foregoing are unsuccessful, LICENSOR may instead elect to refund to VAR all amounts LICENSOR received from VAR for the Software under this Agreement. In addition, LICENSOR will defend, indemnify and hold VAR, its resellers or affiliates or their end users harmless from any and all claim, losses, liabilities, costs (including reasonable attorneys' fees), damages and expenses for such claims, provided VAR promptly informs LICENSOR of the claim, gives LICENSOR complete control of the defense of such claims and reasonably cooperates in its defense and settlement.

7.2 In the event of a claim against LICENSOR (i) for infringement of any patent, copyright, trademark, trade secret or other proprietary right by the Computron Software; or (ii) for VAR's negligence or willful misconduct in connection with its performance under this Agreement, VAR shall defend, indemnify and hold LICENSOR harmless from any and all claims, losses, liabilities, costs (including reasonable attorneys' fees), damages and expenses, provided: (1) VAR has control of the defense and/or settlement of, and shall defend or settle at its own expense, any claim or litigation to which this indemnity relates; and (2) LICENSOR shall notify VAR promptly of any such claim or litigation, and shall cooperate with VAR in every reasonable way to facilitate the defense of such claim or litigation.

7.3 This Article VII states the entire obligations of the parties with respect to claims of infringement or violation of any intellectual property rights of any third party.

VIII. TERM; TERMINATION

8.1 This Agreement shall commence upon the date of its execution by the last party to sign this Agreement and shall remain in full force and effect until terminated by either party as provided for below.

8.2 After the second (2nd) year anniversary of the effective date of this Agreement, VAR may terminate this Agreement at any time, without cause, upon at least ninety (90) days prior written notice to LICENSOR. After the fifth (5th) year anniversary of the effective date of this Agreement, LICENSOR may terminate this Agreement at any time, without cause, upon at least ninety (90) days prior written notice to VAR; provided, however, that such termination shall not take effect until one hundred eighty (180) days following LICENSOR's notice only with respect to potential end users of the Software specifically identified in a written notice from VAR to LICENSOR (to be given by VAR within thirty (30) days following VAR's receipt of


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LICENSOR's termination notice) as being a potential end user for the Software to whom VAR made, on or before the date of VAR's notice, a definitive proposal to license the Software, which proposal was still being considered by the potential end user..

8.3 Either party may terminate this Agreement, effective upon thirty (30) days prior written notice, if (a) the other party materially breaches any provision of this Agreement (including, without limitation, LICENSOR's breach of its obligations under Paragraph 6.3 above), but such termination shall not take effect if such party cures such breach prior to the expiration of the notice period, or (b) the other party enters into liquidation, whether voluntarily or compulsory, or has a receiver appointed, or commits an act of bankruptcy, or becomes insolvent, or enters into any arrangement with its creditors, or takes or suffers any similar action in consequence of debt, or ceases, or threatens to cease, to carry on its business.

8.4 Upon any termination of this Agreement, VAR shall (a) immediately pay to LICENSOR all fees owed to LICENSOR hereunder by virtue of VAR's activities hereunder prior to such termination, (b) cease thereafter to demonstrate, market, furnish and sublicense the Software, and (c) use copies of the Software, and any related materials supplied to VAR by LICENSOR, then in its possession, which VAR shall maintain in the strictest of confidence, only to (i) process the internal business data of VAR and its affiliates, and (ii) support copies of the Software licensed to end users prior to such termination. Termination of this Agreement shall not affect any VAR sub-licenses of the Software to others made prior to the effective date of such termination if all license fees with respect thereto have been paid by VAR to LICENSOR and such sublicenses comply with the terms and conditions of this Agreement.

8.5 In order to permit VAR, after any termination of this Agreement, to continue to support copies of the Software licensed to end users prior thereto, as permitted under Paragraph 8.4(c)(ii) above, the parties agree that VAR may, if it so chooses, continue to make the support fee payments provided for in Paragraph 6.4 above, whereupon LICENSOR shall continue to provide the Software support provided for in said Paragraph 6.3, even after this Agreement is terminated, for so long as LICENSOR (or Software Brewers Inc.) continues to provide such Software support to its other customers.

8.6 Neither party shall, by reason of the termination of this Agreement in accordance with the terms hereof, be liable to the other for compensation, reimbursement or for any damages on account of the loss of profits or prospective profits on anticipated business, or on commitments in connection with the business or goodwill of either party or otherwise or for direct, special, incidental, indirect or consequential damages.

8.7 The expiration or termination of this Agreement shall not release either party from any liability, obligation or agreement which, pursuant to any provision of this Agreement, is to survive or be performed after any such expiration or termination.

IX. GENERAL

9.1 Each party agrees not to, without the prior written consent of the other party, knowingly solicit for employment, hire or utilize the services of any employee, agent, representative or


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consultant of the other party, or assist any third party in so doing, for a period ending one year after termination of this Agreement. In the event of a breach of this paragraph, the breaching party shall pay to the other party a sum equal to one hundred fifty percent (150%) of the annual compensation agreed to be paid by the breaching party to such person. This remedy is in addition to any other remedies available at law or in equity.

9.2 It is expressly understood and agreed that the parties are, and shall at all times during the term of this Agreement be deemed to be, independent contractors, and nothing in this Agreement shall in any way be deemed or construed to constitute either party as an agent or employee of the other, nor shall either party have the right or authority to act for, incur, assume or create any obligation, responsibility or liability, express or implied, in the name of, or on behalf of, the other party, or to bind the other party in any manner whatsoever. The employees of one party shall be deemed to be the agents, servants and employees of that party only, and the other party shall incur no obligations or liabilities of any kind, nature or sort, express or implied, by virtue of, or with respect to, the conduct of such employees.

9.3 (a) Neither this Agreement, nor any of the rights or interests of either party hereunder, may be assigned, transferred or conveyed by that party, by operation of law or otherwise, other than to an affiliate of that party or to a successor ("Successor") to all, or substantially all, of the properties, business or capital stock of that party, except upon the express prior written consent of the other party. Any Successor to LICENSOR will continue to be bound by the terms and conditions of this Agreement, including, without limitation, Paragraph 6.3 above.

         (b) LICENSOR may subcontract its Software development and/or maintenance and support obligations under this Agreement to Software Brewers Inc.; provided that (i) when and if Software Brewers Inc. establishes a U.S. presence, then the support referenced in Paragraph 6.3(a) above will be provided during normal business hours (U.S. Eastern Time), and (ii) LICENSOR remains fully responsible and liable to VAR for the proper performance of the obligations so subcontracted.

9.4 All notices (other than routine business communications) will be in writing and will be sent by reputable "overnight" courier to the addresses on the first page of this Agreement (until such time as one party provides change of address to the other party). Notices to LICENSOR shall be to the attention of J. Scott Rade, Vice President; notices to VAR shall be to the attention of its General Counsel. Notice shall be deemed given when sent in accordance with the foregoing.

9.5 Neither party shall be liable for delay or failure in the performance of its obligations under this Agreement arising from any one or more events which are beyond its reasonable control. Upon such delay or failure affecting one party, that party shall notify the other party and use all reasonable endeavors to cure or alleviate the cause of such delay or failure with a view to resuming performance of its contractual obligations as soon as practicable.

9.6 This Agreement will be governed by the laws of the State of New York, without regard to its conflict-of-laws rules.


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9.7 The invalidity or unenforceability of any term or condition of this
Agreement shall in no way affect the remaining terms or conditions. As used in this Agreement, the singular of any term includes the plural and the plural includes the singular, whenever the context so requires. The paragraph headings in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

9.8 This Agreement sets forth the entire understanding, and hereby supersedes any and all prior agreements (excluding the OEM License and Software Assignment Agreements between the parties dated January 21, 1999), oral or written, heretofore made, between the parties with respect to the subject matter of this Agreement, and there are no representations, warranties, covenants, agreements or understandings, oral or otherwise, express or implied, affecting this Agreement not expressly set forth herein. No delay on the part of either party in exercising any of its respective rights hereunder or the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be deemed or construed to operate as a waiver of such rights or acquiescence thereto, except in the specific instance for which given. None of the terms, conditions or provisions of this Agreement shall have been held to have been changed, varied, waived, modified or altered, except by a statement in writing signed by duly authorized representatives of both parties.

    S-CUBED INTERNATIONAL CORPORATION               COMPUTRON SOFTWARE, INC.


By:                                         By:
   ---------------------------------           ---------------------------------
              J. Scott Rade                           Michael R. Jorgensen
             Vice President                       Executive Vice President and
                                                     Chief Financial Officer

Date:                                       Date:
    --------------------------------            --------------------------------


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                                                                       EXHIBIT A

                                  THE SOFTWARE

     iMERGENCE FUNCTIONAL FEATURES

The product delivers all the user functionality provided for in iMiner (described below) with the additional functionality for specific modules:

MODELER + EXTRACTOR
- Define pre-processing (to support data collection and access to real-time databases)

DEVELOPER
- Join and merge reports (to support merging and combining data across applications)

REPORT READER
- Search for data across multiple reports - Collage ("bind" several reports together)

SEQUENCER
- Schedule merge operation

SERVER
- Support brokering OTHERS - ODBC Driver, to allow 3rd-party applications to use iM reports

SERVER PLATFORM INFORMATION
- Windows NT 4.0 and later
- RS 6000 AIX 4.0 and later
- HP-UX 10.0 and later
- Sun Solaris 2.6 and later.

     iMINER FUNCTIONAL FEATURES

INTEGRATED DEVELOPMENT ENVIRONMENT (IDE)
- Work with all iMiner Development Components and Viewers from one integrated interface

MODELER + EXTRACTOR
- Model print files
- Extract data from print files

DEVELOPER/ANALYZER
- Analyze data
- Reprocess reports (i.e.: create custom variations, with new groupings, statistics, computed fields)
- Save reprocessing rules, to apply on other report runs

REPORT READER
- View reports graphically
- Interact with reports: search for values, hide or summarize topics, modify layouts

- Support for Mail
- Subscription notification

EXCEL VIEWER
- View reports as Excel Spreadsheets
- Interact with reports: search for values, hide or summarize topics
- Use all of Excel's functions to enhance and work with reports

HTML VIEWER
- View reports as HTML Pages
- Interact with reports: search for values , hide or summarize topics
- Customize templates and specific HTML pages
- With built-in Internet Gate

SEQUENCER
- Schedule standard operations
- Append like reports
- Save reports as text files, that can be imported back into


COOL SERVER
- Basic multi-user management
- Own security with API for synch with other applications
- Recycle text file output back into COOL

SERVER PLATFORM INFORMATION
- Windows NT 4.0 and later - RS 6000 AIX 4.0 and later
- HP-UX 10.0 and later
- Sun Solaris 2.6 and later.

                                                                       EXHIBIT B

              MANDATORY TERMS OF RESELLER SUB-LICENSES TO END USERS

All Reseller sub-licenses with End Users shall include substantially the following provisions:

1. Only a non-exclusive, non-transferable, non-assignable right to use the Collective Work, in object code form only, on the expressly identified operating platform (including number of servers and users) is granted to the End User;

2. No title to the Collective Work, or any intellectual property therein, is transferred to the End User;

3. The End User may not copy the Collective Work, except for backup and archival purposes only, and the End User shall include on all copies or the Collective Work all copyright and other proprietary notices or legends included on the Collective Work when it was shipped to such End User;

4. The End User agrees not to reverse assemble, decompile or otherwise attempt to derive source code from the Collective Work;

5. The End User agrees to comply with all applicable export and re-export restrictions and regulations;

6. The End User will hold the Collective Work in confidence and shall protect the Collective Work with at least the same degree of care with which the End User protects its own similar confidential information;

7. Reseller's licensors [VAR, LICENSOR and LICENSOR's licensors] are direct and intended third party beneficiaries of the license agreement and may enforce it directly against the End User; provided however that such licensors shall not be liable to the End User for any warranties or guarantees, express or implied, or general, special, direct, indirect, consequential, incidental or other damages arising out of or related to the Collective Work;

8. Upon termination of the license for the Collective Work, the End User shall return to Reseller all copies of the Collective Work and documentation, and certify to Reseller that such return has occurred;

9. Reseller and/or Reseller's licensors shall have the right to direct a recognized auditing firm to conduct, during normal business hours, an audit of (and to copy) the appropriate records of the End User to verify the number of copies of the Collective Work in use by the End User, the computer systems on which such copies are installed and, the number of users using such copies. Representatives of the auditing firm shall protect the confidentiality of the End User's confidential information and abide by the End User's reasonable security regulations while on End User's premises. If the number of copies or users is found to be greater than that contracted for or the computer system on which the Collective Work is in use differs from the single computer system for which license rights have been granted to the End User, the End User shall be invoiced for the additional copies, users or computer systems at the price quoted in the then current price list of Reseller (subject to any applicable discounts to which Reseller may have agreed); and

11. The End User shall not release the results of any benchmark of the Collective Work to any third party without the prior written approval of Reseller and Reseller's licensor for each such release.

                                                                       EXHIBIT C

                                  LICENSE FEES

                                                        Column A     Column B
                                                        --------     --------
iMergence 1 Server + 25 seats                           $ 32,500     $ 25,000
iMiner 1 Server + 25 Seats                              $  6,500     $  5,000

Additional Seats                25                      $  1,625     $  1,250
(either product)               100                      $  4,875     $  3,750
                               250                      $  9,750     $  7,500
                              1000                      $ 32,500     $ 25,000

In each calendar year during the term of this Agreement, Column A fees are used until VAR pays LICENSOR aggregate license fees of $500,000 under this Agreement during that year. Thereafter, for the remainder of that calendar year, Column B fees are used.

The foregoing license fees will be multiplied by the applicable multiplier set forth below, based on which of VAR or its affiliates actually sublicenses the Software to a reseller or end user:

Computron US, Computron UK and any other affiliate not listed below    1.0
Computron Singapore                                                    0.4
Computron Australia, Computron Poland and Computron South Africa       0.5
Computron France                                                       0.675
Computron Canada                                                       0.8

GENERAL PROVISIONS

VAR and its affiliates may use an unlimited number of copies of the Software, without obligation to pay any license fees hereunder, for the internal business purposes of VAR and its affiliates, including, without limitation, development, demonstration, and processing of its own business data.

VAR shall pay LICENSOR the license fees due LICENSOR under this EXHIBIT C on a quarterly basis, in the first month of each calendar quarter during the term of this Agreement, based on sub-licenses of the Software signed by resellers or end users with VAR or its affiliates during the immediately preceding calendar quarter. Such payment will be accompanied by the information required in Paragraph 2.6 of this Agreement. Late payments will incur a late fee of 1.5%/month.

In the event that VAR or an affiliate is required to make a refund of sub-license fees for Software previously paid by end users and rescind the subject sub-license, upon which VAR had already paid LICENSOR a license fee hereunder, then such rescinded sub-license shall be credited against current or future Software sub-licenses for which LICENSOR is entitled to receive payment of a license fee hereunder.